Exhibit 23.2(b)
Consent of Independent Certified Public Accountants
We have issued our report dated April 29, 2009, with respect to the consolidated financial statements of Ergotron, Inc. and subsidiaries contained in the Registration Statement and Prospectus of Nortek, Inc. We consent to the use of the aforementioned report in the Registration Statement and Prospectus, and to the use of our name as it appears under the caption “Experts.”
/s/ Grant Thornton LLP
Minneapolis, Minnesota
December 22, 2011